Exhibit 99.1

NM Tech, Biomoda Win Legislative Support for Lung Cancer Screening

Santa Fe, NM (December 1, 2008) – The New Mexico State Legislature’s Interim Tobacco Settlement Committee has recommended $730,000 in funding to continue a pilot program to screen veterans for early-stage lung cancer.  The request in favor of the clinical study administered by the New Mexico Department of Veterans Services (NMDVS) came from the New Mexico Institute of Mining and Technology (NM Tech) and Biomoda, Inc. (OTCBB: BMOD), a medical diagnostics company based in Albuquerque and focused on early detection of cancer.

Biomoda President John Cousins joined NMDVS Secretary John Garcia and Dr. Daniel H. López, President of NM Tech, to address the Committee in support of the NMDVS study based on Biomoda’s proprietary assay for early detection of lung cancer.  The Committee’s vote is the first step toward an appropriation in the state’s 2009 budget.  Since 2006, the Legislature has appropriated a total of $1.65 million for the study.

“Data from the New Mexico veterans study is an important step forward in the development of a broad-scale screening protocol that will ultimately save millions of lives,” Cousins said.  “Lung cancer is the leading cause of cancer death and a huge drain on available dollars for health care.  Members of the Tobacco Settlement Committee understand how important it is to have a commercially viable, inexpensive, accurate diagnostic for early detection.”

Biomoda’s preliminary internal testing data has been reviewed by the U.S. Food and Drug Administration (FDA) in support of the NMDVS clinical study, and the clinical trial has been expanded to include up to 2,000 patients.  The patient population for the study will be drawn from veterans of the U.S. armed forces who are 25 percent more likely to develop lung cancer and die from the disease than the general population.

Biomoda and NM Tech are collaborating on efforts to bring Biomoda’s diagnostic for early-stage lung cancer screening to market.  Scientists and engineers at NM Tech are developing specialized image recognition technology that will speed the commercialization of the technology.

Biomoda’s non-invasive diagnostic is based on a patented porphyrin application that preferentially binds to cancerous or aberrant cells extracted from lung sputum samples.  Cancerous cells glow red under fluorescent light.  The cytology-based assay is designed for cancer screening of large populations at a reasonable cost with expected commercial accuracy of at least 90 percent.

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Contact: John Cousins 505.821.0875